Exhibit 99.1
FOR IMMEDIATE RELEASE:
Wednesday, October 12, 2005
COMMERCE BANCSHARES, INC. REPORTS THIRD
QUARTER EARNINGS PER SHARE GROWTH OF 7%
     Commerce Bancshares, Inc. announced record earnings of $.94 per share for the three months ended September 30, 2005, an increase of 7% compared to $.88 per share in the third quarter 2004 and $.80 in the second quarter 2005. Net income for the third quarter 2005 amounted to $62.8 million compared to $62.5 million in the same period last year and $54.4 million in the second quarter 2005. For the third quarter, the return on average equity was 18.1% and the return on average assets was 1.78%. The efficiency ratio for the quarter totaled 57.6%.
     For the first nine months ended September 30, 2005, earnings per share totaled $2.47, an increase of 5% compared with $2.35 in 2004. Net income amounted to $167.0 million compared with $167.7 million for 2004. The return on average assets was 1.59% and the return on average equity was 16.1%.
     In announcing these results, David W. Kemper, Chairman and CEO, said, “We are pleased to report 7% growth in earnings per share and 8% growth in pre-tax income in the third quarter of 2005 compared with the same period last year. The increase in pre-tax income resulted from an improving net interest margin, continued growth in fee income and control of expenses. Non-interest income increased 10% this quarter compared with the third quarter last year due to solid growth in deposit, bankcard and trust fee income. Non-interest expenses were well managed, growing 2% compared to the same period in 2004. Net income for the third quarter of 2005 included the recognition of tax benefits of $10.3 million, compared to tax benefits of $14.0 million recognized in the third quarter of 2004.”
     Mr. Kemper continued, “Asset quality remains strong with net loan charge-offs for the first nine months of 2005 totaling .31% of average loans compared with .41% last year. However, net loan charge-offs for the third quarter were $2.7 million higher than in the same period last year mostly due to an increase in consumer loan charge-offs. Our allowance for loan losses at September 30, 2005 totaled $129.3 million, representing 1.48% of total loans and 635% of non-performing loans. During the quarter, average loans increased 6% on an annualized basis, reflecting growth in both commercial and retail loans, while we continued the planned reduction in our investment portfolio.”
     Total assets at September 30, 2005 were $13.9 billion, total loans were $8.7 billion, and total deposits were $10.4 billion. Non-performing loans amounted to $20.4 million or .23% of total loans. During the quarter the Company purchased approximately 967 thousand shares of its common stock through its treasury buyback plan.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 340 banking locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.
     Posted to the Company’s web site is management’s discussion of third quarter results. To see this information please visit our web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	6/30/05	9/30/05	9/30/04
Non-Accrual Loans	$16,060	$20,365	$25,554
Foreclosed Real Estate	$542	$675	$1,540
Total Non-Performing Assets	$16,602	$21,040	$27,094
Non-Performing Assets to Loans	.20%	.24%	.33%
Non-Performing Assets to Total Assets	.12%	.15%	.19%
Loans 90 Days & Over Past Due — Still Accruing	$15,070	$15,388	$17,625

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2005	2005	2004	2005	2004
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$127,387	$125,832	$123,684	$374,696	$373,129
Taxable equivalent net interest income	128,044	126,914	124,262	376,952	374,859
Non-interest income	84,980	86,895	78,920	252,566	249,178
Provision for loan losses	5,503	8,934	6,606	16,805	23,136
Non-interest expense	123,012	122,387	120,492	369,321	360,340
Net income	54,368	62,791	62,519	167,005	167,681
Cash dividends	15,970	15,761	15,218	47,864	46,059
Net total loan charge-offs	7,035	9,056	6,367	19,893	24,994
Net business charge-offs (recov)	(48)	133	145	(2,536)	5,482
Net credit card charge-offs	5,430	5,879	4,613	15,906	14,482
Net personal banking charge-offs*	1,474	1,837	1,993	5,259	5,225
Net real estate charge-offs (recov)	(19)	492	(638)	267	(463)
Net overdraft charge-offs	198	715	254	997	268
Per share:
Net income — basic	$0.81	$0.95	$0.89	$2.50	$2.38
Net income — diluted	$0.80	$0.94	$0.88	$2.47	$2.35
Cash dividends	$0.240	$0.240	$0.219	$0.720	$0.657
Diluted wtd. average shares o/s	67,653	66,852	70,700	67,689	71,414

RATIOS
Average loans to deposits	79.35%	82.67%	77.83%	80.49%	78.60%
Return on total average assets	1.55%	1.78%	1.78%	1.59%	1.58%
Return on total average stockholders’ equity	15.78%	18.12%	17.41%	16.09%	15.46%
Non-interest income to revenue**	40.02%	40.85%	38.95%	40.26%	40.04%
Efficiency ratio***	58.27%	57.61%	59.22%	59.30%	58.79%

AT PERIOD END
Book value per share based on total stockholders’ equity	$20.82	$20.85	$21.03
Market value per share	$50.41	$51.48	$45.80
Allowance for loan losses as a percentage of loans	1.52%	1.48%	1.63%
Tier I leverage ratio	9.37%	9.44%	9.83%
Common shares outstanding	66,104,839	65,430,307	69,401,603
Shareholders of record	4,584	4,510	4,786
Number of bank/ATM locations	337	340	329
Number of bank charters	3	3	3
Full-time equivalent employees	4,826	4,827	4,821

				Sept. 30	Sept. 30
OTHER YTD INFORMATION				2005	2004

High market value per share				$54.72	$47.62
Low market value per share				$46.14	$41.90

* Includes consumer, student and home equity loans
** Revenue includes net interest income and non-interest income
*** The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended			For the Nine Months Ended
(In thousands, except per share data)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2005	2005	2004	2005	2004
INTEREST INCOME
Interest and fees on loans	$125,242	$134,653	$106,218	$378,418	$312,980
Interest on investment securities	46,394	42,722	44,945	130,862	138,885
Interest on federal funds sold and securities purchased under agreements to resell	1,164	1,195	429	2,943	954

Total interest income	172,800	178,570	151,592	512,223	452,819

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	12,192	14,461	7,130	37,110	19,622
Time open and C.D.’s of less than $100,000	12,051	13,351	9,525	35,794	29,016
Time open and C.D.’s of $100,000 and over	7,973	7,409	3,883	21,734	10,719
Interest on other borrowings	13,197	17,517	7,370	42,889	20,333

Total interest expense	45,413	52,738	27,908	137,527	79,690

Net interest income	127,387	125,832	123,684	374,696	373,129
Provision for loan losses	5,503	8,934	6,606	16,805	23,136

Net interest income after provision for loan losses	121,884	116,898	117,078	357,891	349,993

NON-INTEREST INCOME
Deposit account charges and other fees	27,476	31,117	27,072	82,894	79,524
Bank card transaction fees	21,295	21,981	19,676	62,783	56,624
Trust fees	17,040	17,353	16,047	50,787	48,339
Trading account profits and commissions	2,450	2,335	2,812	7,399	9,608
Consumer brokerage services	2,338	2,440	2,487	7,603	7,426
Loan fees and sales	4,805	2,397	2,943	10,642	11,850
Net gains (losses) on securities transactions	1,372	289	(148)	5,273	11,636
Other	8,204	8,983	8,031	25,185	24,171

Total non-interest income	84,980	86,895	78,920	252,566	249,178

NON-INTEREST EXPENSE
Salaries and employee benefits	67,585	66,682	65,549	204,447	199,261
Net occupancy	9,527	10,277	9,740	29,582	29,740
Equipment	5,701	5,838	5,634	17,230	17,170
Supplies and communication	8,257	8,458	9,153	24,928	25,439
Data processing and software	12,069	12,108	11,469	35,632	33,901
Marketing	4,687	4,486	4,552	13,035	12,680
Other	15,186	14,538	14,395	44,467	42,149

Total non-interest expense	123,012	122,387	120,492	369,321	360,340

Income before income taxes	83,852	81,406	75,506	241,136	238,831
Less income taxes	29,484	18,615	12,987	74,131	71,150

NET INCOME	$54,368	$62,791	$62,519	$167,005	$167,681

Net income per share — basic	$0.81	$0.95	$0.89	$2.50	$2.38

Net income per share — diluted	$0.80	$0.94	$0.88	$2.47	$2.35

Cash dividends per common share	$0.240	$0.240	$0.219	$0.720	$0.657

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30	Sept. 30	Sept. 30
(In thousands)	2005	2005	2004
ASSETS
Loans, net of unearned income	$8,499,301	$8,742,832	$8,162,845
Allowance for loan losses	(129,428)	(129,306)	(133,363)

Net loans	8,369,873	8,613,526	8,029,482

Investment securities:
Available for sale	4,358,178	4,024,992	4,775,883
Trading	12,359	6,019	29,803
Non-marketable	73,674	79,181	73,298

Total investment securities	4,444,211	4,110,192	4,878,984

Federal funds sold and securities purchased under agreements to resell	128,204	115,900	117,505
Cash and due from banks	544,922	481,176	533,856
Land, buildings and equipment — net	372,291	376,999	341,904
Goodwill	48,522	48,522	48,522
Other assets	210,170	201,762	195,905

Total assets	$14,118,193	$13,948,077	$14,146,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,351,186	$1,281,470	$1,750,318
Savings, interest checking and money market	6,547,940	6,457,502	6,110,594
Time open and C.D.’s of less than $100,000	1,744,629	1,771,156	1,654,399
Time open and C.D.’s of $100,000 and over	1,022,361	840,700	766,260

Total deposits	10,666,116	10,350,828	10,281,571
Federal funds purchased and securities sold under agreements to repurchase	1,594,735	1,768,721	1,863,059
Other borrowings	371,781	370,729	392,586
Other liabilities	109,392	93,761	149,278

Total liabilities	12,742,024	12,584,039	12,686,494

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	347,049	347,049	343,183
Capital surplus	384,166	381,433	350,999
Retained earnings	775,404	822,434	828,758
Treasury stock	(155,749)	(192,924)	(115,190)
Accumulated other comprehensive income	25,299	6,046	51,914

Total stockholders’ equity	1,376,169	1,364,038	1,459,664

Total liabilities and stockholders’ equity	$14,118,193	$13,948,077	$14,146,158

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

(Unaudited)	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2005	2005	2004	2005	2004
Loans:
Business	$2,305,000	$2,356,938	$2,083,407	$2,303,147	$2,098,079
Real estate — construction	478,675	518,638	426,562	480,207	430,594
Real estate — business	1,765,896	1,775,132	1,806,227	1,766,452	1,845,978
Real estate — personal	1,344,203	1,366,817	1,338,895	1,348,798	1,333,178
Consumer	1,225,386	1,267,466	1,210,117	1,228,911	1,182,188
Home equity	422,637	437,359	390,005	424,209	372,811
Student	374,176	321,283	289,730	368,168	320,030
Credit card	553,965	556,235	520,232	552,416	513,467
Overdrafts	11,651	14,973	10,659	14,302	12,963

Total loans	8,481,589	8,614,841	8,075,834	8,486,610	8,109,288

Investment securities (excluding unrealized gains and losses):
Available for sale	4,345,329	4,210,497	4,695,510	4,352,305	4,833,790
Trading	7,864	10,696	10,326	9,974	14,621
Non-marketable	75,968	80,613	75,123	77,825	75,810

Total investment securities	4,429,161	4,301,806	4,780,959	4,440,104	4,924,221

Federal funds sold and securities purchased under agreements to resell	145,135	126,930	101,152	119,171	90,944

Total interest earning assets	13,055,885	13,043,577	12,957,945	13,045,885	13,124,453

Total assets	14,024,246	13,986,905	13,969,121	14,026,873	14,161,479

Deposits:
Non-interest bearing deposits	633,473	602,016	1,292,276	668,827	1,267,346
Interest bearing deposits:
Savings	417,059	404,019	406,112	408,308	403,364
Interest checking	175,820	159,958	516,021	199,037	500,711
Money market	6,644,696	6,599,088	5,689,247	6,561,766	5,659,441
Time open & C.D.’s of less than $100,000	1,732,288	1,752,749	1,657,022	1,716,942	1,685,776
Time open & C.D.’s of $100,000 and over	1,085,769	902,654	814,984	988,865	800,509

Total interest bearing deposits	10,055,632	9,818,468	9,083,386	9,874,918	9,049,801

Total deposits	10,689,105	10,420,484	10,375,662	10,543,745	10,317,147

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,481,135	1,724,082	1,661,568	1,620,341	1,839,469
Other borrowings	380,043	370,961	392,374	379,860	428,974

Total borrowings	1,861,178	2,095,043	2,053,942	2,000,201	2,268,443

Total interest bearing liabilities	11,916,810	11,913,511	11,137,328	11,875,119	11,318,244
Total stockholders’ equity	1,381,560	1,374,711	1,428,908	1,388,105	1,448,542

Net yield on interest earning assets (tax-equivalent basis)	3.93%	3.86%	3.82%	3.86%	3.82%

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2005
For the quarter ended September 30, 2005, net income amounted to $62.8 million, an increase of 15.5% over the previous quarter and slightly higher than the 3rd quarter of the prior year. For the current quarter, the return on assets was 1.8%, the return on average equity was 18.1%, and the efficiency ratio was 57.6%. Net income for the 3rd quarter of 2005 included the recognition of tax benefits of $10.3 million compared to tax benefits of $14.0 million recognized in the 3rd quarter of 2004. During the current quarter, pre-tax income increased 7.8% over the same period last year and resulted from an improving net interest margin, 10.1% growth in non-interest income, and well-controlled non-interest expenses.
Balance Sheet Review
During the 3rd quarter, average loans increased by $133.3 million, or 1.6%, compared to the previous quarter and represented annualized growth of 6.4%. Average loans also increased $539.0 million, or 6.7%, compared to the same period last year. Compared to the 2nd quarter of this year, average business, construction and business real estate loans grew $51.9 million, $40.0 million and $9.2 million, respectively, as a result of improved economic conditions and continued customer demand. Consumer loans increased $42.1 million as a result of continued growth in marine and recreational vehicle lending. Average personal real estate loans also increased by $22.6 million during the quarter as loan originations improved. Average student loans declined $52.9 million during the quarter, mainly due to the sale of $44.8 million from the portfolio.
Available for sale investment securities, excluding fair value adjustments, decreased on average by $134.8 million, or 3.1%, this quarter compared with the previous quarter as the Company continued to modify its investment securities portfolio to address such things as concentration, duration and interest rate risk. Average available for sale investment securities also declined by $485.0 million, or 10.3%, compared to the same quarter last year. During the quarter, sales, maturities and principal pay-downs of securities totaled $709.8 million, and included the sale of the Company’s remaining inflation-indexed treasury securities which totaled $132.5 million. Purchases of securities during the quarter totaled $414.9 million, and consisted mainly of municipal securities ($170.8 million), and mortgage-backed related securities ($104.7 million).
Total average deposits decreased by $268.6 million during the 3rd quarter when compared to the 2nd quarter of this year. This decrease was due mainly to declines in jumbo certificates of deposit ($183.1 million), money market and interest checking accounts ($61.5 million) and demand deposits ($31.5 million). The average loans to deposits ratio for the quarter increased from the 2nd quarter to 82.7%.
During the current quarter, average borrowings increased by $233.9 million due to increases in federal funds purchased.
Net Interest Income
Net interest income in the 3rd quarter amounted to $125.8 million, a decrease of $1.6 million, or 1.2%, compared with the previous quarter and an increase of $2.1 million, or 1.7%, compared to the 3rd quarter of last year. During the 3rd quarter of 2005 the net yield on earning assets amounted to 3.86%, compared with 3.82% in the 3rd quarter of last year and 3.93% in the previous quarter of this year.
The decline of $1.6 million in net interest income in the 3rd quarter 2005 compared with the previous quarter was partly a result of the Company selling its inflation-indexed treasury securities in the current quarter. The Company did not record an inflation-related adjustment this quarter, while $2.9 million of inflation income was recorded in the previous quarter. Compared with the previous quarter, the effects of the reduction in inflation income and lower average balances of investment securities reduced interest income by $3.7 million and lowered the overall rates earned on investment securities by 22 basis points. Offsetting this decline was growth in loan balances and higher rates on loans, which added $9.4 million in interest income over the previous quarter. Interest expense on deposits increased by $3.0 million over the previous quarter due mainly to higher rates on money market and certificate of deposit accounts but offset by lower average balances on jumbo certificates of deposit. An increase in both rates paid and average balances of other borrowings resulted in additional interest expense of $4.3 million.
During the quarter, the overall yield on interest earning assets increased 13 basis points to 5.46%, while the overall cost of interest bearing liabilities increased 23 basis points to 1.76%.
Non-Interest Income
For the 3rd quarter of 2005, total non-interest income amounted to $86.9 million, compared with $85.0 million in the previous quarter and $78.9 million in the same quarter last year. Excluding investment securities gains, non-interest income grew 3.6% compared with the previous quarter and 9.5% over the same period last year. Compared with the same period last year, this growth was mainly the result of higher deposit, bank card and trust fee income. Compared with the 3rd quarter 2004, deposit account fees increased $4.0 million, or 14.9%, mainly due to growth in deposit account overdraft fees, which grew $6.3 million over the same period last year and $3.9

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2005
million over last quarter. This strong growth was the result of increasing transaction volumes during the year and pricing changes initiated in the 3rd quarter. Corporate cash management fee income was down slightly from the previous quarter and continued to be affected by an increasing interest rate environment. Bank card fees for the quarter increased 11.7% over the same period last year, mainly due to higher fees earned on debit and credit card transactions, which grew by 16.1% and 13.3%, respectively. Trust fees for the quarter increased 8.1% over the same quarter last year mainly as a result of higher fees on personal trust accounts. Included in loan fees and sales this quarter were $1.1 million in gains on sales of student loans compared with such gains of $3.6 million in the previous quarter and $1.6 million in the same quarter last year.
Net securities gains amounted to $289 thousand for the 3rd quarter of 2005, compared to $1.4 million in the 2nd quarter of 2005 and a loss of $148 thousand in the 3rd quarter of last year.
Non-Interest Expense
Non-interest expense for the quarter amounted to $122.4 million, an increase of $1.9 million or 1.6%, compared with amounts recorded in the 3rd quarter of last year, and declined slightly from amounts recorded in the previous quarter.
Compared with the 3rd quarter of last year, salaries and benefits expense increased 1.7% mainly as a result of normal merit increases, partly offset by lower retirement and medical insurance costs. Full-time equivalent employees totaled 4,827 and 4,821 at September 30, 2005 and 2004, respectively. Costs for supplies and communication declined 7.6% mainly due to lower costs for supplies, postage and telephone. Occupancy costs grew by 5.5% due to higher costs for depreciation and utilities. Data processing costs increased by 5.6% as a result of higher costs for bank card and online banking processing fees offset by lower costs for software license fees and amortization.
Income Taxes
During the 3rd quarter, income tax expense amounted to $18.6 million, a decrease of $10.9 million from the previous quarter and $5.6 million higher than the same quarter last year. The lower income tax expense in the current quarter compared to the previous quarter was the result of the recognition of tax benefits, totaling $10.3 million, associated with certain corporate tax reorganization initiatives which were finalized this quarter. The Company will recognize an additional $3.4 million in tax benefits related to these initiatives in the 4th quarter of this year. The effective tax rate for the Company was 22.9% for the 3rd quarter of 2005, compared with an effective tax rate of 35.2% in the previous quarter and 17.2% in the 3rd quarter of 2004. It is not expected that material tax benefits of this nature will continue beyond 2005.
Credit Quality
Net loan charge-offs for the 3rd quarter of 2005 amounted to $9.1 million compared with $7.0 million in the 2nd quarter of 2005 and $6.4 million in the 3rd quarter of last year. The ratio of annualized net loan charge-offs to total average loans this quarter was ..42% compared with .31% in the same quarter last year and .33% in the 2nd quarter of 2005. The increase in net charge-offs in the 3rd quarter of 2005 compared to the previous quarter was mainly the result of higher loan charge-offs on credit card, overdraft, and personal banking loans.
For the 3rd quarter of 2005, annualized net charge-offs on average credit card loans were 4.19% compared with 3.53% in the same quarter last year and 3.93% in the 2nd quarter of 2005. Additionally, personal loan net charge-offs amounted to .36% of average loans compared to .42% in the same period last year. The provision for loan losses for the quarter totaled $8.9 million and increased $3.4 million over amounts recorded in the 2nd quarter of this year, and was $2.3 million higher than amounts recorded in the 3rd quarter of 2004. The allowance for loan losses at September 30, 2005 amounted to $129.3 million, or 1.48% of total loans, and represents 635% of total non-performing loans.
Total non-performing assets amounted to $21.0 million, an increase of $4.4 million over the previous quarter, and amounted to .24% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($20.4 million) and foreclosed real estate ($675 thousand). Loans past due more than 90 days and still accruing interest totaled $15.4 million at September 30, 2005.
Other
The Company maintains a treasury stock buyback program and effective October 2004, was authorized by the Board of Directors to repurchase up to 5 million shares of its common stock. During the quarter ended September 30, 2005, the Company purchased 967 thousand shares of treasury stock at an average cost of $53.20 per share.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.